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                                                 Exhibit 10.9

                                    Motorola, Inc.
                                  Deferred Fee Plan
                                for Outside Directors
                             As Amended February 6, 1996


1. Purpose: The purpose of the Motorola, Inc. Deferred Fee Plan For Outside Directors (the "Plan") is to permit Directors who are not regular employees of Motorola, Inc. ("Motorola") to elect to defer receipt of all or a portion of the Compensation they receive for services as a member of Motorola's Board of Directors.

2.  Definitions:

    (a) The term "Company" shall mean Motorola, a Delaware corporation, and all of its subsidiaries.

    (b)  The term "Board" shall mean the Board of Directors of Motorola.

    (c) The term "Director" shall mean a person (a) who is serving as a member of the Board and (b) who is not a regular employee of the Company or its subsidiaries.

    (d) The term "Beneficiary" shall mean such individual(s) or such executor or trustee(s) of a trust as may be designated by a Director pursuant to paragraph 4(c) of Section 4 hereof.

    (e) The term "Compensation" shall mean all cash remuneration, payable to a Director for services to the Company as a Director other than reimbursement for expenses, and shall include retainer fees for service on the Board, fees for serving as chairman of a committee of the Board, fees for attendance at meetings of the Board and any committees thereof, payments for work performed in connection with service on a committee of the Board or at the request of the Board, any committee thereof or a member of the Chief Executive Office of Motorola and any other kind or category of fees or payments which may be put into effect in the future.


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3.  Participation:  A Director may elect on or before December 31st of any year to defer for succeeding calendar years the receipt of all or a specified dollar amount or percentage of his/her Compensation for one or more category(ies) of Compensation. An election to defer the receipt of Compensation continues for succeeding years unless the Director provides the Company with written notice filed with the Company on or before December 31st of a year for which an election is in effect that for succeeding years he/she elects to terminate his/her election or to modify his/her election by either changing the dollar amount or percentage of Compensation and/or category(ies) of Compensation to be deferred, changing the designated beneficiary(ies) or by changing the manner in which deferred Compensation is to be paid to him/her at the end of the deferral period.

4. Method of Deferment: Compensation, the receipt of which a Director has elected to defer, shall be treated in the following manner:

    (a) The Company shall accrue such deferred Compensation to a separate memorandum account on its books in the name of the electing Director. The memorandum account shall be credited with interest as of the last day of each of the Company's fiscal quarters. The amount of such interest shall be one-fourth of the annual discount rate of ninety-day United States Treasury bills issued during the week in which the last business day of the Company's fiscal quarter happens to fall.

    (b) Commencing with the first day of the month of the calendar year immediately following the year in which the Director has ceased to be a Director, has become disabled or has attained the age designated on his/her Election to Defer Director's Compensation, whichever date(s) the Director selected at the time of making his/her deferral election, the Company shall pay the Director his/her deferred Director's Compensation and interest which has accumulated thereon. The Company shall make the payment in either a lump-sum or in annual installments over a period not exceeding ten years, whichever method of payment the Director selected at the time of making his/her deferral election. The Company may, in its

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    discretion, accelerate the date upon which payment(s) to the Director shall begin.

    (c) Upon the death of a Director prior to distribution of the entire amount accrued to his/her account, any such undistributed amount shall be paid in a lump sum to the Director's estate, to a trust or to such Beneficiary or Beneficiaries as the Director shall have previously designated in writing. Each Director who elects to defer the receipt of Compensation pursuant to this Plan may designate upon such form or instrument as may be provided for that purpose, a Beneficiary or Beneficiaries who are to receive payments pursuant to this Section 4(c). If the Director has not designated a Beneficiary in writing or if there shall be no Beneficiary designated or in existence at the time of the Director's death, any undistributed amount shall be paid to the Director's estate.

    (d) If a Director or his/her Beneficiary who is entitled to receive payments under the Plan is a minor, or is ill, or is disabled due to any cause which in the judgment of the Company renders him/her unable to apply such amount to his/her own best interest and advantage, the Company may, in its discretion, pay all or part of the amount in one or a combination of the following ways as the Company may determine to be for the individual's best interest:

         (i)  directly to him/her;
         (ii) to his/her legal or natural guardian or the conservator of his/her estate;
         (iii)to any person having his/her care or custody; or
         (iv) directly for his/her care, support or education.

    Such payment shall completely discharge all of the Company's obligations under the Plan.

    (e) Amounts which a Director has deferred and any interest which has accumulated thereon shall constitute an unfunded general obligation of the Company until such time(s) as they are paid.

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5.  Nonassignability:  No Director or Beneficiary shall have any power to commute, encumber, sell or otherwise dispose of the rights provided herein and such rights shall not be subject to anticipation, alienation, assignment, pledge or charge.

6. Amendment or Termination: This Plan may be amended by the Board at any time and from time to time provided that no such amendment shall result in changing the provisions of paragraph 4(a) of Section 4 hereof. Paragraphs 4(b) and 4(c) of Section 4 hereof can be amended only to change the date after retirement upon which payments to a Director or Beneficiary shall commence and the time, or times, at which such payments shall be made.

    This Plan may be terminated by the Board at any time, except that such termination shall have no effect on deferred Compensation and interest thereon which have accrued to the account of any Director at the time of termination.